Exhibit 99.(d)(10)

CERTIFICATE OF DESIGNATION

OF

6.00% SERIES AA CONVERTIBLE AND PERPETUAL PREFERRED STOCK

OF

EAGLE POINT INCOME COMPANY INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Eagle Point Income Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that pursuant to the authority contained in its certificate of incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) has duly approved and adopted, on March 9, 2026, the designation of 3,500,000 authorized but unissued shares of preferred stock, par value $0.001 per share, with an aggregate liquidation preference of $87,500,000, as 6.00% Series AA Convertible and Perpetual Preferred Stock (the “Series AA Preferred Stock”), having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth as follows:

ARTICLE I

NUMBER OF SHARES; RANKING

1.1. A series of 3,500,000 shares of the preferred stock, par value $0.001 per share, authorized by the Certificate of Incorporation are hereby designated as the Series AA Preferred Stock. Each share of Series AA Preferred Stock shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Certificate of Incorporation, as are set forth in this Certificate of Designation. The Series AA Preferred Stock shall constitute a separate series of Capital Stock (as defined below) and each share of Series AA Preferred Stock shall be identical. Upon any future conversion of the Corporation from a corporation to a statutory trust, the number of authorized shares of Series AA Preferred Stock shall be unlimited and such shares shall have no par value; the Series AA Preferred Stock following such conversion shall otherwise continue to have the same powers, preferences, rights and obligations as set forth herein.

1.2. The Series AA Preferred Stock shall rank on parity with (i) shares of the Corporation’s 5.00% Series A Term Preferred Stock due 2026, par value $0.001 per share, (ii)  shares of the Corporation’s 8.00% Series C Term Preferred Stock due 2029, par value $0.001 per share, (iii) shares of the Corporation’s 6.00% Series AB Convertible and Perpetual Preferred Stock, par value $0.001 per share, (iv) shares of any other series of preferred stock, whether now or hereafter issued by the Corporation and (v) any other shares of Capital Stock hereafter authorized and issued by the Corporation of any class having priority over any other class as to payments of dividends or distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation (collectively with the Series AA Preferred Stock, the “Preferred Stock”). Series AA Preferred Stock shall have preference with respect to the payment of dividends and as to distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation over the shares of common stock, par value $0.001 per share (the “Common Stock” and, together with the Preferred Stock, the “Capital Stock”), of the Corporation as set forth herein.

1.3. No individual, partnership, trust, corporation, limited liability company, unincorporated association, joint venture or other entity, or government or any agency or political subdivision thereof (each, a “Person”) in whose name the Series AA Preferred Stock or any other security issued by the Corporation is registered in the registration books of the Corporation maintained by the Corporation’s transfer agent, or any other conversion and paying agent appointed by the Corporation with respect to the Series AA Preferred Stock (the “Conversion and Paying Agent”) or otherwise (such Person, a “Holder”), shall have, solely by reason of being such a Holder, any preemptive or other right to acquire, purchase or subscribe for any shares of Series AA Preferred Stock, shares of other Preferred Stock, shares of Common Stock or other securities of the Corporation that it may hereafter issue or sell.

ARTICLE II

DIVIDENDS AND DISTRIBUTIONS

2.1. The Holders of shares of Series AA Preferred Stock shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Directors, out of funds legally available therefor and in preference to dividends and distributions on the Common Stock, cumulative cash dividends and distributions on each share of Series AA Preferred Stock, calculated separately for each Dividend Period (as defined below) at, as of any date, 6.00% per annum (the “Dividend Rate”), computed on the basis of a 360-day year consisting of twelve 30-day months, on an amount equal to $25.00 (the “Liquidation Preference”) for each share of the Series AA Preferred Stock, and no more, payable in cash or in additional shares of Series AA Preferred Stock pursuant to the terms of any dividend reinvestment plan adopted by the Corporation. For each share of Series AA Preferred Stock, (a) if such share is issued before the Record Date (as defined below) for the Dividend Period in which such share is issued, dividends and distributions on such share of Series AA Preferred Stock shall accumulate from the first day of such Dividend Period and (b) if such share is issued after the Record Date for the Dividend Period in which such share is issued, dividends and distributions on such share of Series AA Preferred Stock shall accumulate from the date of issuance of such share. Dividends on all shares of Series AA Preferred Stock shall be payable monthly in arrears as provided in Section 2.2. The amount of dividends payable on shares of the Series AA Preferred Stock will be computed on the basis of actual days elapsed over a 30-day month.

“Dividend Period” means, with respect to each share of Series AA Preferred Stock then Outstanding (as defined below), in the case of the first Dividend Period, the period beginning on and including the first date on which any shares of Series AA Preferred Stock are issued (the “Date of Original Issue”) and ending on, but excluding April 30, 2026 and, for each subsequent Dividend Period, the period beginning on and including the last Dividend Payment Date (as defined below) and ending on, but excluding, the next Dividend Payment Date.

2.2. Declaration and Payment; Dividends in Arrears.

(a) Dividends on shares of the Series AA Preferred Stock with respect to any Dividend Period shall be declared to the Holders of record of such shares as their names shall appear on the registration books of the Corporation at the close of business on the applicable record date, which shall be such date designated by the Board of Directors that is not more than twenty (20) nor less than seven (7) calendar days prior to the Dividend Payment Date with respect to such Dividend Period (each, a “Record Date”).

(b) Dividends declared pursuant to Section 2.1 shall be paid on the last business day of every calendar month (each, a “Dividend Payment Date”) to the Holders of shares of Series AA Preferred Stock as their names appear on the registration books of the Corporation at the close of business on the applicable Record Date for such dividend. If a Dividend Payment Date falls on a non-Business Day (as defined below), the applicable dividend payment will be made on the next Business Day and no additional dividend payment will accrue as a result of such delayed payment.

(c) Dividends in arrears on shares of Series AA Preferred Stock for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of such shares as their names appear on the registration books of the Corporation on the applicable Record Date. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of Series AA Preferred Stock which may be in arrears.

2.3. No full dividends and distributions shall be declared or paid on shares of the Series AA Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all Outstanding shares of Preferred Stock have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been declared and paid on all Outstanding shares of Preferred Stock, any dividends and distributions being declared and paid on the Series AA Preferred Stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Stock on the relevant dividend payment date for such series. No Holders of shares of Series AA Preferred Stock shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this Section 2.3 on the Series AA Preferred Stock.

2.4. For so long as any shares of Series AA Preferred Stock are Outstanding, the Corporation shall not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in shares of Common Stock) in respect of the Common Stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Stock, or (z) pay any proceeds of the liquidation of the Corporation in respect of the Common Stock, unless, in each case,

(a) immediately thereafter, the Corporation shall have “asset coverage,” as defined for purposes of Section 18(h) of the Investment Company Act of 1940, as amended, or any successor statute (the “1940 Act”), of at least 200% with respect to all Outstanding senior securities which are stock of the Corporation, including all Outstanding shares of Series AA Preferred Stock (or such other percentage as may in the future be specified in the 1940 Act or by rule, regulation or order of the Securities and Exchange Commission (the “SEC”) as the minimum asset coverage for senior securities which are stock of a closed-end registered investment company), after deducting the amount of such dividend or distribution or redemption or purchase price or liquidation proceeds; and

(b) all cumulative dividends and distributions on all shares of Preferred Stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid.

“Outstanding” means, as of any date with respect to a series of Preferred Stock, the number of shares of such series of Preferred Stock theretofore issued by the Corporation except (without duplication): (A) any shares of the applicable series of Preferred Stock theretofore cancelled or redeemed or converted or delivered to the Conversion and Paying Agent for cancellation or redemption or conversion in accordance with the terms hereof and (B) any shares of the applicable series of Preferred Stock as to which the Corporation shall be the Holder or the beneficial owner.

2.5. Any dividend payment made on shares of Series AA Preferred Stock shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

ARTICLE III

LIQUIDATION RIGHTS

3.1. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of shares of Series AA Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Stock, a liquidation distribution equal to the Liquidation Preference of such shares plus an amount equal to any accumulated, accrued and unpaid dividends thereon to, but excluding, the date of such liquidation distribution, and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

3.2. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the Holders of all Outstanding shares of Series AA Preferred Stock and any other Outstanding shares of Preferred Stock shall be insufficient to permit the payment in full to such Holders of the amount due as provided in Section 3.1 above and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the Holders of such shares of Series AA Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, unless and until the amount due, as provided in Section 3.1 above, has been paid in full to the Holders of such shares, no dividends, distributions or other payments will be made on, and no redemption, purchase or other acquisition by the Corporation will be made by the Corporation in respect of, shares of the Common Stock.

3.3. Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or reorganization of the Corporation into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with the Corporation shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purpose of this ARTICLE III.

ARTICLE IV

ASSET COVERAGE TEST

4.1. Asset Coverage Requirement. For so long as any shares of Series AA Preferred Stock are Outstanding, the Corporation shall have “asset coverage” of a class of senior security which is stock, as defined for purposes of Section 18(h) of the 1940 Act as in effect on the date hereof (“Asset Coverage”), of at least 200% as of the close of business on the last Business Day of any of the three month periods ending March 31, June 30, September 30 or December 31 of each year (each, a “Calendar Quarter”). If the Corporation shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions Section 6.4(a) shall be applicable, which provisions shall constitute the sole remedy for the Corporation’s failure to comply with the provisions of this Section 4.1.

ARTICLE V

REDEMPTION

Shares of Series AA Preferred Stock shall be subject to redemption as provided below:

5.1. Optional Redemption upon Death or Disability of Holder.

(a) Beginning on the Date of Original Issue and prior to the Listing Deadline Date (as defined below) designated in connection with a Listing Event (as defined below), upon request by the authorized representative of the beneficial owner (or his or her estate) of any shares of Series AA Preferred Stock who is a natural person (including a natural person who beneficially owns shares of Series AA Preferred Stock through an individual retirement account or personal trust), following the death or disability of the beneficial owner of such shares, and receipt by the Corporation of proper notice thereof, the Corporation will, subject to the restrictions herein, redeem such shares (“Survivor’s Option”); provided that in order to exercise the Survivor’s Option, the beneficial owner (or his or her estate) of shares of Series AA Preferred Stock must have held such shares for a minimum of six (6) months. No conversion fee, including the Holder Optional Conversion Fee, will be charged in connection with the redemption of shares of Series AA Preferred Stock upon the death or disability of a beneficial owner pursuant to this Section 5.1. The Survivor’s Option shall terminate upon the occurrence of a Listing Event.

(b) With respect to any redemption pursuant to this Section 5.1, the Corporation will redeem shares of Series AA Preferred Stock for cash, at a redemption price equal to the Liquidation Preference, plus an amount equal to any accumulated, accrued and unpaid dividends thereon to, but excluding, the date of such redemption.

(c) To be valid, any Survivor’s Option must be exercised by or on behalf of the disabled beneficial owner of Shares of Series AA Preferred Stock or the person who has authority to act on behalf of the deceased beneficial owner of shares of Series AA Preferred Stock (including, without limitation, the personal executor of the deceased beneficial owner or the surviving joint beneficial owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

(d) The death or disability of a person holding a beneficial ownership interest in any shares of Series AA Preferred Stock as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased or disabled beneficial owner’s spouse, will be deemed the death or disability of a beneficial owner of such shares, and the entirety of the shares so beneficially owned will be eligible for the Survivor’s Option. However, the death or disability of a person holding a beneficial ownership interest any shares of Series AA Preferred Stock as tenant in common with a person other than such deceased beneficial owner’s spouse will be deemed the death or disability of a beneficial owner only with respect to such deceased person’s interest in such shares, and only a corresponding portion of the shares so beneficially owned will be eligible for the Survivor’s Option.

(e) The death or disability of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in any shares of Series AA Preferred Stock will be deemed the death or disability of the beneficial owner of those shares for purposes of any Survivor’s Option, regardless of whether that beneficial owner was the registered holder of such shares, if entitlement to those interests can be established to the satisfaction of the Corporation. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable shares during his or her lifetime.

(f) With respect to any shares of Series AA Preferred Stock held in “street name” through a DTC Participant for which DTC or its nominee is the record holder of the shares, DTC or its nominee, as record holder of the shares, will be the only entity that can exercise any Survivor’s Option for such shares. With respect to any shares of Series AA Preferred Stock held through direct register, the record holder of the shares will be the only entity that can exercise any Survivor’s Option for such shares.

(g) To exercise the Survivor’s Option for any shares of Series AA Preferred Stock, the authorized representative of the deceased or disabled beneficial owner (or his or her estate) must provide to the Corporation or its designee:

(i) appropriate evidence (a) that the deceased or disabled person was the beneficial owner of the shares of Series AA Preferred Stock at the time of death or disability and his or her interest in the shares was owned by the deceased or disabled beneficial owner or his or her estate at least six months prior to the exercise of the Survivor’s Option (b) that the death or disability of the beneficial owner has occurred (including a certificate of death or disability), (c) of the date of death or disability of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

(ii) a written request to exercise the Survivor’s Option signed by the disabled beneficial owner or the authorized representative of the deceased or disabled beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States;

(iii) if applicable, a properly executed assignment or endorsement;

(iv) tax waivers and any other instruments or documents that the Corporation reasonably requires in order to establish the validity of the beneficial ownership of the shares of Series AA Preferred Stock and the claimant’s entitlement to payment; and

(v) any additional information the Corporation reasonably requires to evidence satisfaction of any conditions to the exercise of any Survivor’s Option or to document beneficial ownership or authority to exercise the Survivor’s Option. In the case of shares held through a broker or nominee, the disabled beneficial owner or authorized representative of the deceased or disabled beneficial owner (or his or her estate) must deliver the foregoing information to the applicable broker or nominee, along with a written instruction to such broker or nominee to exercise the Survivor’s option on behalf of the deceased or disabled beneficial owner (or his or her estate). In turn, the broker or other nominee will deliver each of these items to the Corporation or other nominee, along with evidence satisfactory to the Corporation from the broker or other nominee stating that it represents the deceased or disabled beneficial owner.

(h) The Corporation shall not be obligated to redeem any shares of Series AA Preferred Stock pursuant to this Section 5.1 to the extent that (i) the Corporation does not have sufficient funds available to fund such redemption or (ii) the Corporation is restricted by applicable law, including the asset coverage requirements of the 1940 Act applicable to the Corporation, or by the terms of any then outstanding senior securities of the Corporation from making such redemption.

(i) An otherwise valid election to exercise any Survivor’s Option may not be withdrawn. Each election to exercise any Survivor’s Option will be accepted in the order that elections are received by the Corporation, except for any request the acceptance of which would contravene any of the limitations described in the preceding paragraph. Shares accepted for redemption through the exercise of any Survivor’s Option normally will be redeemed monthly. Each tendered share that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such shares were originally tendered. If any shares tendered through a valid exercise of any Survivor’s Option are not accepted, the Corporation will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the Corporation’s shareholder register, that states the reason the shares have not been accepted for redemption.

(j) All other questions regarding the eligibility or validity of any exercise of any Survivor’s Option will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties.

ARTICLE VI

CONVERSION

6.1 Defined Terms.

(a) “Conversion Price” means the Current Market Price of the Common Stock; provided, that, for any conversion at the option of the Corporation pursuant to Sections 6.3 and 6.4, if (i) the Conversion Price would represent a discount to the then-current NAV per share of the Common Stock and (ii) the Corporation has not received stockholder approval under by the 1940 Act to issue shares of Common Stock below net asset value, or “NAV,” in connection with such conversion, as necessary with respect to such conversion, the “Conversion Price” means the net asset value per share of Common Stock at the close of business on the business day immediately preceding the Conversion Date.

(b) “Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the daily volume weighted average price, or “VWAP,” per share of the Common Stock over each of the five consecutive trading days ending on the Holder Conversion Exercise Date (as defined below) or the Issuer Conversion Exercise Date (as defined below), as the case may be; provided however, if as of any date of determination the Common Stock is not listed or quoted on a national securities exchange or automated quotation system, the Current Market Price shall be determined based on the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an independent financial advisor retained by the Corporation for such purpose.

(c) “Issuance Reference Date” means, with respect to any share of Series AA Preferred Stock, the date on which such share was originally issued; provided that from time to time the Board of Directors may, without approval of holders of Series AA Preferred Stock, designate a different date as the Issuance Reference Date, provided that such date is not later than the date on which such share of Series AA Preferred Stock was originally issued and not earlier than six months prior to the date on which such share of Series AA Preferred Stock was originally issued. The Board of Directors may cause the Corporation to conduct a mandatory tender, exchange, conversion or other reorganization solely for the purpose of designating a different Issuance Reference Date as permitted hereby, which conversion, combination, exchange or reorganization shall not be deemed to materially and adversely affect the rights, preferences or privileges of Series AA Preferred Stock, notwithstanding that in connection with any such conversion, combination, exchange or reorganization holders may receive cash in lieu of fractional shares, and which conversion, combination, exchange or reorganization shall be effective at such time as approved by the Board of Directors. Series AA Preferred Stock issued pursuant to a dividend reinvestment plan adopted by the Corporation shall, in accordance with the terms of such dividend reinvestment plan, be of the same series and be deemed to have the Issuance Reference Date based on the Issuance Reference Date of the share of Series AA Preferred Stock for which the dividend was declared.

6.2. Holder Optional Conversion.

(a) At any time prior to the listing of the Series AA Preferred Stock on a national securities exchange (which may not occur and is subject to the Board’s discretion) (a “Listing Event”), a holder of Series AA Preferred Stock may require the Corporation to convert such Series AA Preferred Stock pursuant to this Section 6.2 (a “Holder Optional Conversion”).

(b) A holder of Series AA Preferred Stock may exercise a Holder Optional Conversion only by delivering to the Corporation or its designee at any time a written notice to convert stating that the holder elects to convert all or a stated number of their Series AA Preferred Stock (a “Holder Conversion Notice”), subject to any early conversion fee (the “Holder Optional Conversion Fee”) as provided in Section 6.2(j).

(c) A Holder Conversion Notice will be effective as of:

(i) the 15th calendar day of the month (provided that if such day is not a Business Day, the Business Day immediately following the 15th calendar day of the month); or

(ii) the last Business Day of the month;

whichever occurs first after a Holder Conversion Notice is duly received by the Corporation or its designee (each such date, a “Holder Conversion Deadline”). Any Holder Conversion Notice received after 5:00 p.m. (Eastern time) on a Holder Conversion Deadline will be effective as of the next Holder Conversion Deadline; provided that in connection with a Listing Event, no Holder Conversion Deadline shall occur after the 30th calendar day prior the Listing Date (the “Listing Deadline Date”) designated in a Listing Notice (as defined below) (unless the Listing Notice is revoked pursuant to Section 6.5 in which case Holder Conversion Deadline shall recommence), and any Holder Conversion Notice received after 5:00 p.m. (Eastern time) on the final Holder Conversion Deadline before the Listing Deadline Date will be null and void.

(d) For all Series AA Preferred Stock duly submitted for conversion pursuant to a Holder Optional Conversion on or before a Holder Conversion Deadline, the Corporation shall determine the Settlement Amount (as defined below) on any business day after such Holder Conversion Deadline but before the next Holder Conversion Deadline (such date, the “Holder Conversion Exercise Date”) that the Corporation selects in its sole discretion. The “Settlement Amount” means (A) the Liquidation Preference, plus (B) unpaid dividends accrued to, but not including, the Holder Conversion Exercise Date, minus (C) the Holder Optional Conversion Fee applicable on the respective Holder Conversion Deadline, if any.

(e) The Corporation or its designee may, in its sole discretion, allow a holder to revoke their Holder Conversion Notice pursuant to notice of revocation delivered to the Corporation or its designee at any time prior to 5:00 p.m. (Eastern time) on the Business Day immediately preceding the Holder Conversion Exercise Date.

(f) The Corporation shall settle any Holder Optional Conversion by any of the following methods, which it may determine in its sole discretion at any time:

(i) The Corporation will deliver a number of shares of Common Stock equal to (1) the Settlement Amount, divided by (2) the Conversion Price;

(ii) The Corporation will deliver the Settlement Amount in cash; or

(iii) Any combination of Section 6.2(f)(i) and 6.2(f)(ii).

(g) The Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of Series AA Preferred Stock converted pursuant to the Holder Optional Conversion the number of duly authorized and issued, fully paid and nonassessable shares of Common Stock to which the holder of Series AA Preferred Stock so converted shall be entitled, and/or pay an amount of cash to which the holder of Series AA Preferred Stock is entitled, pursuant to this Certificate of Designation.

(h) Series AA Preferred Stock for which a Holder Conversion Notice has been delivered shall not be subject to any conversion by the Corporation pursuant to Section 6.3 or redemption pursuant to Article V occurring after the effective Holder Conversion Deadline.

(i) The right of holders of Series AA Preferred Stock to exercise the Holder Optional Conversion shall terminate in connection with a Listing Event.

(j) The “Holder Optional Conversion Fee” applicable with respect to a share of Series AA Preferred Stock shall be, beginning from the Issuance Reference Date of such share, eight (8) percent of the maximum public offering price disclosed for such share in the prospectus supplement pursuant to which such share was sold prior to the first anniversary of the Issuance Reference Date of such share, six (6) percent of the maximum public offering price disclosed for such share in the prospectus supplement pursuant to which such share was sold on or after the first anniversary but prior to the second anniversary of the Issuance Reference Date of such share, five (5) percent of the maximum public offering price disclosed for such share in the prospectus supplement pursuant to which such share was sold on or after the second anniversary but prior to the third anniversary of the Issuance Reference Date of such share, four (4) percent of the maximum public offering price disclosed for such share in the prospectus supplement pursuant to which such share was sold on or after the third anniversary but prior to the fourth anniversary of the Issuance Reference Date of such share and zero (0) percent of the maximum public offering price disclosed for such share in the prospectus supplement pursuant to which such share was sold on or after the fourth anniversary of the Issuance Reference Date of such share. The Corporation, in its sole discretion, may waive the Holder Conversion Fee with respect to any conversion of shares of Series AA Preferred Stock by giving public announcement of the terms and duration of such waiver.

6.3 Issuer Optional Conversion.

(a) After the second anniversary of (i) the Issuance Reference Date with respect to any share of Series AA Preferred Stock or (ii) the Date of Original Issue following a Listing Event, the Corporation may cause such share of Series AA Preferred Stock (or, with respect to clause (ii), all outstanding shares of Series AA Preferred Stock) (“Issuer Conversion Eligible Shares”) to be converted pursuant to the procedures described in Section 6.3(b); provided that the Corporation may convert shares of Series AA Preferred Stock at any time upon a determination by the Board of Directors, including a majority of the independent directors, in its sole discretion, that the conversion is necessary to cause the Corporation to comply with the asset coverage requirements of the 1940 Act applicable to the Corporation, to maintain the Corporation’s status as a “regulated investment company” under Subchapter M of the Code, to maintain or enhance one or more of the Corporation’s credit ratings, to help comply with other regulatory or other obligations applicable to the Corporation, to achieve a strategic transaction, or to improve the liquidity position of the Corporation (each, a “Permitted Purpose”). In the case of any conversion for a Permitted Purpose, the Corporation shall (i) cause the conversion of only the minimum number of outstanding shares of Series AA Preferred Stock necessary to achieve the applicable Permitted Purpose and (ii) cause the conversion of any and all Issuer Conversion Eligible Shares then outstanding prior to the conversion of any shares that are not Issuer Conversion Eligible Shares.

(b) With respect to any conversion of shares of Series AA Preferred Stock pursuant to Section 6.3(a) (an “Issuer Optional Conversion”), the Corporation shall settle such conversion by any of the following methods, which it may determine in its sole discretion at any time:

(i)	The Corporation will deliver a number of shares of Common Stock equal to (1) the Settlement Amount (excluding, for the avoidance of doubt, any Conversion Fee), divided by (2) the Conversion Price;

(ii)	The Corporation will deliver the Settlement Amount in cash; or

(iii)	Any combination of Section 6.3(b)(i) and 6.3(b)(ii).

(c) The right to convert Series AA Preferred Stock pursuant to this Section 6.3 may be exercised by the Corporation only by delivering, upon not less than 30 calendar days prior to the date fixed by the Corporation for the conversion of Series AA Preferred Stock (the “Issuer Conversion Exercise Date”), a written notice to holders of Series AA Preferred Stock stating that the Corporation elects to convert all or a stated number of their Series AA Preferred Stock pursuant to this Section 6.3 (each, an “Issuer Conversion Notice”).

(d) The Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of Series AA Preferred Stock converted pursuant to this Section 6.3 the number of duly authorized and issued, fully paid and nonassessable shares of Common Stock to which the holder of Series AA Preferred Stock so converted shall be entitled, and/or an amount of cash to which the holder of Series AA Preferred Stock is entitled, pursuant to this Certificate of Designation.

(e) Notwithstanding any delivery of an Issuer Conversion Notice, holders may continue to exercise the Holder Optional Conversion pursuant to Section 6.2 for any Holder Conversion Deadline occurring prior to the Issuer Conversion Exercise Date.

(f) In case of any conversion pursuant to this Section 6.3 of less than all shares of Series AA Preferred Stock at the time outstanding, the shares of Series AA Preferred Stock to be converted shall be selected pro rata or by lot (subject to compliance with clause (b) of the last sentence of Section 6.3(a) regarding conversion of shares that are not Issuer Conversion Eligible Shares).

6.4 Asset Coverage Conversion.

(a) At any time following the date of issuance of Series AA Preferred Stock, if the Corporation fails to comply with the Asset Coverage requirement as provided in Section 4.1 as of the last Business Day of any Calendar Quarter and such failure is not cured as of the date that is thirty (30) calendar days following the date of filing of the Corporation’s Annual Report on Form N-CSR, Semiannual Report on Form N-CSRS or Reports on Form N-PORT, as applicable (each, an “SEC Report”) with the SEC with respect to such Calendar Quarter (such Business Day, the “Asset Coverage Cure Date”), the Corporation shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Asset Coverage Cure Date, fix a conversion or redemption date and proceed to convert (an “Asset Coverage Conversion”) or redeem (an "Asset Coverage Redemption"), as determined by the Corporation in its sole discretion, in accordance with the terms of such Preferred Stock, a sufficient number of shares of Preferred Stock, which at the Corporation’s sole discretion (to the extent permitted by the 1940 Act and Delaware law) may include any number or proportion of the shares of Series AA Preferred Stock, to enable it to meet the requirements of Section 6.4(b). In the event that any shares of Series AA Preferred Stock then Outstanding are to be converted pursuant to this Section 6.4(a), the Corporation shall settle (x) any Asset Coverage Conversion in the same manner as an Issue Optional Conversion as described in Section 6.3 and (y) any Asset Coverage Redemption in the same manner, and at the same redemption price, as described in Section 5.1.

(b) On the conversion or redemption date for an Asset Coverage Conversion or Asset Coverage Redemption contemplated by Section 6.4(a), the Corporation shall convert or redeem, as applicable, (x) such number of shares of Preferred Stock (which may include at the Corporation’s discretion any number or proportion of the shares of Series AA Preferred Stock) that, when combined with any debt securities redeemed for failure to maintain the asset coverage required by the indenture governing such securities, the conversion of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Corporation having Asset Coverage on such Asset Coverage Cure Date of at least 200% (provided, however, that if there is no such minimum number of shares of Series AA Preferred Stock and other shares of Preferred Stock the conversion or redemption of which would have such result, all shares of Series AA Preferred Stock and other shares of Preferred Stock then Outstanding shall be converted or redeemed, as applicable), or (y) if fewer, the maximum number of shares of Preferred Stock that can be converted or redeemed out of funds expected to be legally available therefor in accordance with the Certificate of Incorporation and applicable law, provided, further, that in connection with such Asset Coverage Conversion or Asset Coverage Redemption, the Corporation may at its sole option, but is not required to, convert a sufficient number of shares of Series AA Preferred Stock pursuant to this Section 6.4 that, when aggregated with other shares of Preferred Stock redeemed or converted by the Corporation, would result, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, in the Corporation having Asset Coverage on such Asset Coverage Cure Date of up to and including 285%. The Corporation shall effect such conversion or redemption on the date fixed by the Corporation therefor, which date shall not be later than ninety (90) calendar days after such Asset Coverage Cure Date, except that if the Corporation does not have funds legally available for the conversion or redemption of all of the required number of shares of Series AA Preferred Stock and other shares of Preferred Stock which have been designated to be redeemed or converted or the Corporation otherwise is unable to effect such conversion or redemption on or prior to ninety (90) calendar days after such Asset Coverage Cure Date, the Corporation shall convert or redeem those shares of Series AA Preferred Stock and other shares of Preferred Stock which it was unable to convert or redeem on the earliest practicable date on which it is able to effect such conversion or redemption. If fewer than all of the Outstanding shares of Series AA Preferred Stock are to be converted pursuant to this Section 6.4, the number of shares of Series AA Preferred Stock to be converted shall be converted (A) pro rata among the Outstanding shares of Series AA Preferred Stock or (B) by lot.

6.5 Listing Event. The Corporation may, in its sole discretion, cause the Series AA Preferred Stock to be listed for trading on a national stock exchange. In connection with any Listing Event, the Corporation shall deliver written notice of the Listing Event (the “Listing Notice”) to holders of Series AA Preferred Stock not less than 60 calendar days prior to the date upon which the Series AA Preferred Stock shall be listed on a national stock exchange (the “Listing Date”), specifying the Listing Date, the Listing Deadline Date and the date of the final Holder Conversion Notice Date occurring prior to the Listing Deadline Date. If the Corporation shall fail to cause the Series AA Preferred Stock to be listed on national stock exchange within 30 days after the Listing Date set forth in the Listing Notice, the Listing Notice shall be automatically revoked and the Corporation shall deliver a new Listing Notice not less than 60 calendar days prior to a newly designated Listing Date.

6.6 Effect of Conversion. Any conversion of Series AA Preferred Stock made pursuant to Section 6.2, Section 6.3, or Section 6.4 shall be deemed to have been made at the close of business on the applicable Holder Conversion Exercise Date or Issuer Conversion Exercise Date (together, a “Conversion Date”), and the rights of the holder thereof with respect to the Series AA Preferred Stock being converted shall cease, except that the holder thereof shall thereafter have and retain (i) the right to receive cash or shares of Common Stock in respect of the converted Series AA Preferred Stock, including cash in lieu of fractional shares of Common Stock in accordance with Section 6.7, and (ii) the right to vote such Series AA Preferred Stock in connection with any matters submitted to a vote of the stockholders or to receive distributions with respect to such Series AA Preferred Stock, in either case as to which the applicable record date established by the Board of Directors for determining stockholders entitled to vote on such matter or entitled to receive distributions, as the case may be, shall occur prior to the Conversion Date. The Person(s) entitled to receive the shares of Common Stock upon the conversion of the Series AA Preferred Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock as of the close of business on the Conversion Date.

6.7 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Series AA Preferred Stock into Common Stock. In lieu of fractional shares otherwise issuable, each holder will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Conversion Price applicable to such Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a holder upon the conversion of such holder’s Series AA Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of Series AA Preferred Stock of such holder that are being converted on any single Conversion Date. Notwithstanding the foregoing, if on any Conversion Date, the Corporation is prohibited from making any cash distribution pursuant to the 1940 Act or the terms of the Corporation’s senior securities then outstanding, no fractional shares will be issued and no cash in lieu of fractional shares will be paid and the amount of shares of Common Stock to be delivered to a holder upon conversion will be rounded down to the nearest whole share of Common Stock.

ARTICLE VII

VOTING RIGHTS

7.1. One Vote Per Share of Series AA Preferred Stock. Except as otherwise provided in the Certificate of Incorporation or as otherwise required by applicable law, (i) each Holder of shares of Series AA Preferred Stock shall be entitled to one vote for each share of Series AA Preferred Stock held by such Holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the Holders of Outstanding shares of Preferred Stock, including Outstanding shares of Series AA Preferred Stock, and holders of outstanding shares of Common Stock shall vote together as a single class; provided, however, that the Holders of Outstanding shares of Preferred Stock, including Outstanding shares of Series AA Preferred Stock, shall be entitled, as a class, to the exclusion of the Holders of all other securities and classes of Capital Stock of the Corporation, to elect two Directors of the Corporation at all times. Subject to Section 7.2, the Holders of outstanding shares of Common Stock and Preferred Stock, including shares of Series AA Preferred Stock, voting together as a single class, shall elect the balance of the Directors.

7.2. Voting For Additional Directors.

(a) Voting Period. During any period in which any one or more of the conditions described in clauses (i) or (ii) of this Section 7.2(a) shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two Directors elected exclusively by the Holders of Preferred Stock, including shares of Series AA Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the Holders of Preferred Stock, including Series AA Preferred Stock, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the Holders of all other securities and classes of Capital Stock of the Corporation), to elect such smallest number of additional Directors, together with the two Directors that such Holders are in any event entitled to elect. A Voting Period shall commence:

(i)	if, at the close of business on any dividend payment date for any Outstanding shares of Preferred Stock including any Outstanding shares of Series AA Preferred Stock, accumulated dividends (whether or not earned or declared) on such Outstanding shares of Preferred Stock equal to at least two (2) full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Conversion and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or

(ii)	if at any time Holders of shares of Preferred Stock are otherwise entitled under the applicable provisions of the 1940 Act to elect a majority of the Board of Directors.

Upon the termination of a Voting Period, the voting rights described in this Section 7.2(a) shall cease, subject always, however, to the revesting of such voting rights in the Holders of shares of Preferred Stock upon the further occurrence of any of the events described in this Section 7.2(a).

(b) Notice of Special Meeting. As soon as practicable after the accrual of any right of the Holders of shares of Preferred Stock to elect additional Directors as described in Section 7.2(a), the Corporation shall call a special meeting of such Holders and notify the Conversion and Paying Agent and/or such other Person as is specified in the terms of such Preferred Stock to receive notice (i) by mailing or delivery by Electronic Means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Stock, a notice of such special meeting to such Holders, such meeting to be held not less than ten (10) nor more than thirty (30) calendar days after the date of the delivery by Electronic Means or mailing of such notice. If the Corporation fails to call such a special meeting, it may be called at the expense of the Corporation by any such Holder on like notice. The record date for determining the Holders of shares of Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the Business Day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of Holders of shares of Preferred Stock held during a Voting Period at which Directors are to be elected, such Holders, voting together as a class (to the exclusion of the Holders of all other securities and classes of Capital Stock of the Corporation), shall be entitled to elect the number of Directors prescribed in Section 7.2(a) on a one-vote-per-share basis.

(c) Terms of Office of Existing Directors. The terms of office of the incumbent Directors of the Corporation at the time of a special meeting of Holders of the shares of Preferred Stock to elect additional Directors in accordance with Section 7.2(a) shall not be affected by the election at such meeting by the Holders of shares of Series AA Preferred Stock and such other Holders of shares of Preferred Stock of the number of Directors that they are entitled to elect, and the Directors so elected by the Holders of shares of Series AA Preferred Stock and such other Holders of shares of Preferred Stock, together with the two (2) Directors elected by the Holders of shares of Preferred Stock in accordance with Section 7.1 hereof and the remaining Directors elected by the Holders of the shares of Common Stock and Preferred Stock, shall constitute the duly elected Directors of the Corporation.

(d) Terms of Office of Certain Directors to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders of the shares of Preferred Stock pursuant to Section 7.2(a) shall terminate, the remaining Directors shall constitute the Directors of the Corporation and the voting rights of the Holders of shares of Preferred Stock to elect additional Directors pursuant to Section 7.2(a) shall cease, subject to the provisions of the last sentence of Section 7.2(a).

7.3. Holders of Shares of Series AA Preferred Stock to Vote on Certain Matters.

(a) Certain Amendments Requiring Approval of Preferred Stock. Except as otherwise permitted by the terms of this Certificate of Designation, (1) so long as any shares of Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Preferred Stock Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designation (or any other document governing the rights of the Preferred Stock or the Holders thereof as may be required by the rules of any applicable securities exchange), whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such shares of the Preferred Stock or the Holders thereof and (2) so long as any shares of Series AA Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Series AA Preferred Stock Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designation (or any other document governing the rights of the Series AA Preferred Stock or the Holders thereof as may be required by the rules of any applicable securities exchange), whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such shares of the Series AA Preferred Stock or the Holders thereof differently than shares of any other series of Preferred Stock; provided, however, that for purposes of this Section 7.3(a), (i) a change in the capitalization of the Corporation in accordance with Section 7.1 hereof shall not be considered to materially and adversely affect the rights and preferences of the Preferred Stock, including the Series AA Preferred Stock, and (ii) a division of a share of the Preferred Stock, including the Series AA Preferred Stock, shall be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a share of Preferred Stock or any series thereof, or the Holder of any such share unless such matter (x) alters or abolishes any preferential right of such share of Preferred Stock, or (y) creates, alters or abolishes any right in respect of redemption of such share (other than as a result of a division of a share of Preferred Stock). So long as any shares of Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote or consent of at least sixty-seven percent (67%) of the Holders of the shares of Preferred Stock Outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Corporation is solvent and does not foresee becoming insolvent.

(b) 1940 Act Matters. Unless a higher percentage is provided for in the Certificate of Incorporation, the affirmative vote of the Holders of at least “a majority of the outstanding shares of Preferred Stock,” including shares of Series AA Preferred Stock Outstanding at the time, voting as a separate class, shall be required (A) to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or (B) any action requiring a vote of Holders of the Corporation’s securities pursuant to Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Preferred Stock” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the Holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

(c) Certain Amendments not Requiring Approval. Notwithstanding the foregoing or anything expressed or implied to the contrary in this Certificate of Designation, but subject to applicable law, the Board of Directors may, without any approval of the holders of shares of Series AA Preferred Stock, amend or supplement this Certificate of Designation (i) to supply any omission, or cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, to the extent not adverse to any holder of shares of Series AA Preferred Stock; (ii) to the extent the Board of Directors deems necessary to conform this Certificate of Designation to the requirements of applicable law, including the 1940 Act; (iii) to designate additional series of shares of Preferred Stock (and the terms relating thereto) and/or reallocate shares between series; and (iv) for the purpose of converting, exchanging, reorganizing or combining two or more series of shares of Preferred Stock into a single series of shares of Preferred Stock having materially the same rights, preferences or privileges as set forth herein, including in connection with a Listing Event, and may cause the Corporation to conduct a mandatory tender, exchange, conversion, or other reorganization for the purpose of effecting such combination into a single series of shares of Preferred Stock, which conversion, combination, exchange or reorganization shall not be deemed to materially and adversely affect the rights, preferences or privileges of the shares or of one or more series of the Preferred Stock, notwithstanding that in connection with any such conversion, combination, exchange or reorganization holders may receive cash in lieu of fractional shares, and which conversion, combination, exchange or reorganization shall be effective at such time as approved by the Board of Directors.

7.4. Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law or the Certificate of Incorporation, the Holders of shares of Series AA Preferred Stock shall not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in this ARTICLE VII.

7.5. No Cumulative Voting. The Holders of shares of Series AA Preferred Stock shall have no rights to cumulative voting.

7.6. Voting for Directors Sole Remedy for Corporation’s Failure to Declare or Pay Dividends. In the event that the Corporation fails to declare or pay any dividends on shares of Series AA Preferred Stock on the Dividend Payment Date therefor, the exclusive remedy of the Holders of the shares of Series AA Preferred Stock shall be the right to vote for Directors pursuant to the provisions of this ARTICLE VII. Nothing in this Section 7.6 shall be deemed to affect the obligation of the Corporation to accumulate.

7.7. Holders Entitled to Vote. No share of Series AA Preferred Stock held by the Corporation shall have any voting rights or be deemed to be Outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

ARTICLE VIII

MISCELLANEOUS

8.1. Issuance of Additional Preferred Stock. So long as any shares of Series AA Preferred Stock are Outstanding, the Corporation may, without the vote or consent of the Holders thereof, (a) authorize, establish and create and issue and sell shares of one or more series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act, ranking on a parity with the Series AA Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Corporation, in addition to then Outstanding shares of Series AA Preferred Stock, and (b) authorize, issue and sell additional shares of any such series then Outstanding or so established and created, including additional shares of Series AA Preferred Stock, in each case in accordance with applicable law, provided that the Corporation shall, immediately after giving effect to the issuance of such additional shares of Preferred Stock and to its receipt and application of the proceeds thereof, including to the redemption of shares of Preferred Stock with such proceeds, have Asset Coverage (calculated in the same manner as is contemplated by Section 4.2 hereof) of at least 200%.

8.2. Status of Converted, Redeemed or Repurchased Series AA Preferred Stock. Shares of Series AA Preferred Stock that at any time have been converted, redeemed or purchased by the Corporation shall, after such conversion, redemption or purchase, have the status of authorized but unissued shares of Capital Stock, without designation as to series.

8.3. Adjustment for Reorganization Events.

(a)  In the event of:

(i)  any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another person, in each case, pursuant to which the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;

(ii)  any sale, transfer, lease or conveyance to another person, in one or a series of related transactions, of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)  any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”), each reference in this Certificate of Designation to a share of Common Stock will, without the consent of the holders and subject to the terms of this Certificate of Designation, become a reference to the number, kind and amount of securities, cash and other property (the “Exchange Property”) that each share of Common Stock was converted into, or exchanged for, in such Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a person, then for the purpose of this Section 8.3, each reference to a share of Common Stock will be deemed to refer to the weighted average of the types and amounts of consideration per share of Common Stock received by the holders of Common Stock.

(b)  The above provisions of this Section 8.3 shall similarly apply to successive Reorganization Events.

(c)  The Corporation (or any successor) shall, no less than 10 calendar days prior to the anticipated effective date of any Reorganization Event (or, if such anticipated effective date cannot be reasonably determined 10 calendar days prior to the date thereof, as promptly as reasonably practicable after the Corporation (or any successor) has become aware of the anticipated effective date), provide written notice to the holders of shares of Series AA Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.3.

(d)  The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the shares of Series AA Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 8.3, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the shares of Series AA Preferred Stock into stock of the person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. The Corporation (or any successor) shall have the right to settle any conversions of shares of Series AA Preferred Stock in cash, Exchange Property or any combination thereof.

(e)  With respect to any conversion of shares of Series AA Preferred Stock pursuant to this Certificate of Designation, the Corporation may, as it determines appropriate in its sole discretion, adjust the conversion rate to account for any stock splits, stock combinations or stock dividends the ex-dividend date for which occurs during the period used for calculating the Conversion Price.

8.4. Notice. All notices or communications hereunder, unless otherwise specified in this Certificate of Designation, shall be sufficiently given if in writing and delivered in person, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 7.4 shall be deemed given on the date received or, if mailed by first class mail, on the date five (5) calendar days after which such notice is mailed.

8.5. Termination. In the event that no shares of Series AA Preferred Stock are Outstanding, all rights and preferences of the shares of Series AA Preferred Stock established and designated hereunder shall cease and terminate, and all obligations of the Corporation under this Certificate of Designation with respect to such Series AA Preferred Stock shall terminate.

8.6. Amendment. The Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by this Certificate of Designation or required by applicable law) amend this Certificate of Designation so as to reflect any amendments to the terms applicable to the Series AA Preferred Stock, including an increase in the number of authorized shares of the Series AA Preferred Stock.

8.7. Actions on Other than Business Days. Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Certificate of Designation, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

8.8. Modification. The Board of Directors, without the vote of the Holders of Series AA Preferred Stock, may interpret, supplement or amend the provisions of this Certificate of Designation to supply any omission, resolve any inconsistency or ambiguity or to cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Capital Stock of the Corporation.

8.9. Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series AA Preferred Stock are Outstanding, the Corporation will provide Holders of Series AA Term Preferred Stock, without cost, copies of SEC Reports that the Corporation would have been required to file pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such provisions or, alternatively, the Corporation will voluntarily file SEC Reports as if the Corporation was subject to Section 13 or 15(d) of the Exchange Act.

8.10. No Additional Rights. Unless otherwise required by law or the Certificate of Incorporation, the Holders of shares of Series AA Preferred Stock shall not have any relative rights or preferences or other special rights other than those specifically set forth in this Certificate of Designation.

8.11. Interpretation.

(a) The headings preceding the text of the Articles and Sections included in this Certificate of Designation are for convenience only and shall not be deemed part of this Certificate of Designation or be given any effect in interpreting this Certificate of Designation. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Certificate of Designation. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(b) Reference to any agreement (including this Certificate of Designation), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles and Sections shall refer to those portions of this Certificate of Designation. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Certificate of Designation as a whole and not to any particular Article, Section or clause of this Certificate of Designation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer as of this 9th day of March 2026.

EAGLE POINT INCOME COMPANY INC.

By:	/s/ Kenneth P. Onorio
	Name:	Kenneth P. Onorio
	Title:	Chief Financial Officer